JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-293684 and 333-293684-01

Dated June 3, 2026

15-Month TPX PLUS

This document provides a summary of the terms of the PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying index:	TOPIX® Index (Bloomberg ticker: TPX Index)
Payment at maturity:

If the final index value is greater than the initial index value, for each $1,000 stated principal amount PLUS,

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value, for each $1,000 stated principal amount PLUS,

$1,000 × index performance factor

This amount will be less than or equal to the stated principal amount of $1,000 per PLUS.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	At least $1,325.00 (at least 132.50% of the stated principal amount) per PLUS
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	Expected to be June 30, 2026
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	September 30, 2027
Maturity date†:	October 5, 2027
CUSIP / ISIN:	46661AQH6 / US46661AQH67
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 19617/000121390026064497/ea0293318-01_424b2.htm

†Subject to postponement

The estimated value of the PLUS on the pricing date will be provided in the pricing supplement and will not be less than $950.00 per $1,000 stated principal amount PLUS. For information about the estimated value of the PLUS, which likely will be lower than the price you paid for the PLUS, please see the hyperlink above.

Any payment on the PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the PLUS.

PLUS Payoff Diagram*

*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,325.00 per PLUS.

Change in Underlying Index	Return on the PLUS*
50.00000%	32.50%
40.00000%	32.50%
30.00000%	32.50%
20.00000%	32.50%
10.83334%	32.50%
10.00000%	30.00%
5.00000%	15.00%
1.00000%	3.00%
0.00000%	0.00%
-10.00000%	-10.00%
-20.00000%	-20.00%
-30.00000%	-30.00%
-40.00000%	-40.00%
-50.00000%	-50.00%
-60.00000%	-60.00%
-80.00000%	-80.00%
-100.00000%	-100.00%
*Assumes a maximum payment at maturity of 132.50% of the stated principal amount

JPMorgan Chase Financial Company LLC

15-Month TPX PLUS

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the PLUS Generally

▪	The PLUS do not pay interest or guarantee the return of any principal and your investment in the PLUS may result in a loss.
▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity.
▪	The PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the PLUS.
▪	As a finance subsidiary, JPMorgan Financial has no independent activities and has limited assets.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the PLUS will be provided in the pricing supplement.
▪	The tax consequences of an investment in the PLUS are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the PLUS.

Risks Relating to the Estimated Value and Secondary Market Prices of the PLUS

▪	The estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS.
▪	The estimated value of the PLUS does not represent future values of the PLUS and may differ from others’ estimates.
▪	The estimated value of the PLUS is derived by reference to an internal funding rate.
▪	The value of the PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the PLUS for a limited time period.
▪	Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS.
▪	Secondary market prices of the PLUS will be impacted by many economic and market factors.

Risks Relating to the Underlying Index

▪	Investing in the PLUS is not equivalent to investing in the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the PLUS.
▪	The PLUS are subject to risks associated with securities issued by non-U.S. companies.
▪	The PLUS are not directly exposed to fluctuations in foreign exchange rates.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.